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                                                                    EXHIBIT 99.4

                   FORM OF ADDENDUM TO STOCK OPTION AGREEMENT

         The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option Agreement") by and between Digital Lightwave, Inc. (the "Corporation") and _________________ ("Optionee") evidencing the stock option (the "Option") granted this day to Optionee under the terms of the Corporation's 2001 Stock Option Plan (the "Plan"), and such provisions are effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

            INVOLUNTARY TERMINATION FOLLOWING CORPORATE TRANSACTION

         1. To the extent the Option is to be assumed in connection with a Corporate Transaction, the Option shall not, pursuant to the provisions of Paragraph 6 of the Option Agreement, accelerate upon the occurrence of that Corporate Transaction, and the Option shall accordingly continue, over Optionee's period of Service after the Corporate Transaction, to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within twelve (12) months following such Corporate Transaction, the assumed Option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares.

         2. The Option as accelerated pursuant to this Addendum shall remain so exercisable until the earlier of (i) the Expiration Date or (ii) the expiration of the ninety (90) day period measured from the date of the Optionee's Involuntary Termination; provided however, that if optionee is prohibited from selling shares during such ninety (90) day period by reason of a regulatory requirement (including a prohibition on sale imposed by the Corporation to assure compliance with regulatory rules concerning insider trading), such ninety
(90) day period shall be extended by the number of days that the sale is so prohibited.

         3. For purposes of this Addendum the following definitions shall be in effect:

                  (i) An INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service by reason of:

                           (A) Optionee's involuntary dismissal or discharge by
                  the Corporation for reasons other than Misconduct, or

                           (B) Optionee's voluntary resignation following (A) a
                  change in Optionee's position with the Corporation which materially reduces Optionee's duties and responsibilities or the level of management to which Optionee reports, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

         4. The provisions of this Addendum and, to the extent not inconsistent herewith, the Option Agreement shall (a) govern the exercisability of the Option, and (b) supersede any inconsistent provisions of any prior agreement (including any employment arrangement) between Optionee and the Corporation relating to the terms of the Option, including terms relating to acceleration of exercisability of the Option upon a change in control or other transaction. Optionee agrees that the terms of the Option and future option grants under the Plan shall not be governed by any such prior agreement entered into between the Company and the Optionee.

         5. The provisions of this Addendum shall not be amended or modified unless Optionee consents in writing to such amendment or modification.

         IN WITNESS WHEREOF, Digital Lightwave, Inc. has caused this Addendum to be executed by its duly authorized officer as of the Effective Date specified below.


                                    DIGITAL LIGHTWAVE, INC.


                                    By: _______________________________________



                                    Title: _____________________________________




EFFECTIVE DATE: ________________________